Exhibit 4.1

THE BANK OF NEW YORK MELLON
NEW YORK’S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON

2 HANSON PLACE, 12TH FLOOR, BROOKLYN, N.Y. 11217

March 24, 2011

Hennion & Walsh, Inc.
2001 Route 46, Waterview Plaza
Parsippany, New Jersey 07054

Smart Fund, Tax Free Income Fund (2011 Series C)

Dear Sirs:

The Bank of New York Mellon is acting as trustee for Smart Fund, Tax Free Income Fund (2011 Series C) set forth above (the “Trust”). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on March 24, 2011, in accordance with the valuation method set forth in the Trust Indenture and Agreement. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-172529) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

Very truly yours,

/s/ DEBORAH A. OWENS

Vice President